Exhibit 99.1

DATE: August 23, 2011

FOR IMMEDIATE RELEASE

Eastern Insurance Holdings, Inc. Increases Repurchase Authorization of Common Stock

Lancaster, Pa. Eastern Insurance Holdings, Inc. (“EIHI” or the “Company”) (NASDAQ: EIHI) announced today that its board of directors has increased the repurchase authorization of its issued and outstanding shares of common stock by 1,000,000 shares. As of the close of business on August 22, 2011, the Company had 213,168 shares remaining on its previous share repurchase authorization, meaning that the Company now is authorized to repurchase up to 1,213,168 shares of its common stock. The Company expects that shares may be purchased at prevailing market prices through a variety of methods, including open market or private transactions, in accordance with applicable laws and regulations and as determined by the Company’s management. The timing and actual number of shares repurchased will depend on a variety of factors, including the Company’s share price, corporate requirements, and other market and economic conditions. Repurchases under the stock repurchase program may be commenced, modified or suspended from time to time without prior notice, and the program may be suspended or discontinued at any time. The repurchased shares will be held as treasury shares.

EIHI operates through its subsidiaries a domestic casualty insurance group specializing in workers’ compensation, third-party administration services and a segregated portfolio cell reinsurance business. EIHI has service offices in Pennsylvania, North Carolina, Indiana, Tennessee and Virginia. EIHI’s Web address is http://www.eihi.com.

CAUTIONARY STATEMENT

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “project,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that management’s expectations, beliefs or projections will occur or be achieved or accomplished. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our growth strategies and investment objectives; the further deterioration in the fixed income and equity security markets, the effects of intense competition; the loss of one or more principal employees; the geographic concentration of our business; the failure of independent insurance brokers to adequately market our products; and other factors described in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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SOURCE:	Eastern Insurance Holdings, Inc.
CONTACT:	Kevin Shook, Executive Vice President, Treasurer and Chief Financial Officer
(717) 735-1660, kshook@eains.com